As filed with the Securities and Exchange Commission on November 28, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

OPLINK COMMUNICATIONS, INC.
(Exact name of issuer as specified in its charter)

DELAWARE (State of incorporation)	77-0411346 (I.R.S. Employer Identification Number)
46335 Landing Parkway
Fremont, California 94538
(Address of principal executive offices)

Optical Communication Products, Inc. 2000 Stock Incentive Plan
(Full title of the plan(s))

Shirley Yin
Chief Financial Officer
Oplink Communications, Inc.
46335 Landing Parkway
Fremont, California 94538
(Name and address of agent for service)
(510) 933-7200
(Telephone number, including area code, of agent for service)

Copy to:
Carmen Chang, Esq.
Scott Anthony, Esq.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

CALCULATION OF REGISTRATION FEE

			Proposed
			Weighted
		Proposed	Average	Proposed
	Amount	Maximum	Maximum	Maximum	Amount of
	to be	Offering Price	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered	Per Share (1)	Per Share (1)	Offering Price(1)	Fee
Common Stock, par value 0.001 per share	617,774	$1.71 to $158.14	$27.94	$17,261,497.47	$529.93
Total:	617,774	$1.71 to $158.14	$27.94	$17,261,497.47	$529.93

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The offering price per share is based on the exercise price of options outstanding under the Optical Communication Products, Inc. 2000 Stock Incentive Plan (the “Plan”). The aggregate offering price is calculated based on the weighted average exercise price of options outstanding under the Plan multiplied by the total number of options outstanding under the Plan.

OPLINK COMMUNICATIONS, INC.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
          There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by Oplink Communications, Inc. (the “Company”):
          (a) The Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 14, 2007;
          (b) The Company’s Current Reports on Form 8-Ks filed with the Commission on November 1, 2007;
          (c) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 filed with Commission pursuant to Section 13 of the Exchange Act, on November 9, 2007.
          (d) The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-1 filed with the Commission on July 14, 2000 pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating any such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
     Inapplicable.
ITEM 5. Interests of Named Experts and Counsel.
     Inapplicable.
ITEM 6. Indemnification of Directors and Officers.
     Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Bylaws require the Company to indemnify its directors and executive officers, and permit the Company to indemnify its other officers, employees and other agents, to the extent permitted by Delaware law. Under the Company’s Bylaws, indemnified parties are entitled to indemnification to the fullest extent permitted by law, unless the Company demonstrates clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation. The Bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.
     The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions which are in some respects broader than the specific indemnification provisions contained in Delaware law.
ITEM 7. Exemption from Registration Claimed.
     Inapplicable.
ITEM 8. Exhibits.

Exhibit
Number	Description

4.1	Optical Communication Products, Inc. 2000 Stock Incentive Plan

5.1	Opinion and Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-6)
ITEM 9. Undertakings.
     A. The undersigned Registrant hereby undertakes:
     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
     (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Oplink Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 28th day of November, 2007.

OPLINK COMMUNICATIONS, INC.
By:	/s/ Shirley Yin
Shirley Yin
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe Y. Liu and Shirley Yin, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joe Y. Liu	Chief Executive Officer, President and
(Joe Y. Liu)	Director (Principal Executive Officer)	November 27, 2007

/s/ Shirley Yin	Chief Financial Officer (Principal Financial
(Shirley Yin)	Officer and Principal Accounting Officer)	November 27, 2007

/s/ Leonard J. LeBlanc
(Leonard J. LeBlanc)	Director	November 27, 2007

/s/ Chieh Chang
(Chieh Chang)	Director	November 27, 2007

/s/ Hua Lee
(Hua Lee)	Director	November 27, 2007

/s/ Jesse W. Jack
(Jesse W. Jack)	Director	November 27, 2007

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Optical Communication Products, Inc. 2000 Stock Incentive Plan

5.1	Opinion and Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (see Page II-6 of Registration Statement)